EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made as of December 18, 2008 by and between China Armco Metals, Inc., a Nevada corporation (the “Company”), and Kexuan Yao (“Employee”).

WITNESSETH:

WHEREAS, Employee wishes to be employed by the Company with the duties and responsibilities as hereinafter described, and the Company desires to assure itself of the availability of Employee’s services in such capacity.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1. EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby agrees to serve the Company, upon the terms and conditions hereinafter set forth.

2. TERM. The employment of Employee by the Company pursuant to this Agreement shall be for a thirty-six (36) month period commencing on January 1, 2009 (the “Employment Term”).

3. DUTIES. Employee shall, subject to overall direction consistent with the legal authority of the Board of Directors, serve as, and have all power and authority inherent in the offices of Chief Executive Officer of the Company and its subsidiaries and shall be responsible for those areas in the conduct of the business reasonably assigned to him by the Board of Directors.  Employee shall devote substantially all his business time and efforts to the business of the Company; provided, however, that it is understood and agreed that, while Employee may devote time to other business matters in which he may have an interest, in the event of a conflict, Employee’s first and primary responsibility shall be to the performance of his duties for the Company.

4. COMPENSATION AND OTHER PROVISIONS. Employee shall be entitled to the compensation and benefits hereinafter described in subparagraphs (A) through (D) (such compensation and benefits being hereinafter referred to as “Compensation Benefits”).

A. BASE SALARY. The Company shall pay to Employee a base salary (the “Base Salary”) of $73,000 per annum for the period commencing on January 1, 2009 and ending on December 31, 2009.

B. COMPENSATION ADJUSTMENT. The Base Salary and Employee’s other compensation will be reviewed by the Board of Directors of the Company (the “Board”) at least annually and may be increased (but not decreased) from time to time as the Board may determine.

C. PARTICIPATION IN BENEFIT PLANS. During the Employment Term, Employee shall be eligible to participate in all Employee benefit plans and arrangements now in effect or which may hereafter be established, including, without limitation, all life, group insurance and medical care plans and all disability, retirement and other Employee benefit plans of the Company.  Should the Employee not want to participate in the Company’s health plan, with Board approval, the company will reimburse the Employee for the expense incurred in participating in another plan.

D. OTHER PROVISIONS. During the Employment Term, Employee shall be entitled to 2weeks paid vacation per annum and an automobile allowance of $15 per month. Employee shall be reimbursed

E. for all reasonable expenses incurred by him in the performance of his duties, including, but not limited to, entertainment, travel and other expenses incurred in connection with such duties.

F. DISCRETIONARY AND INCENTIVE BONUSES. Employee shall be entitled to receive annual and/or interim cash bonuses and/or other bonuses (“Bonus Payments”) when and in such amounts as may be determined by the Board, pursuant to a recommendation by the compensation committee of the Board. The Board shall meet at least annually to review Employee’s Bonus Payments and such Bonus Payments shall be based upon Employee’s performance of the duties assigned to him by the Board, the Company’s satisfaction of stated performance objectives known to Employee and/or other relevant factors.

G. INDEMNIFICATION. The Company shall indemnify and hold harmless Employee to the fullest extent permitted by law for any action or inaction of Employee while serving as an officer and director of the Company or, at the Company’s request, as an officer or director of any other entity affiliated with the Company, or as a fiduciary of any benefit plan.

5. TERMINATION. Employee’s employment hereunder shall terminate as a result of any of the following events:

A. Employee’s death;

B. Employee shall be unable to perform his duties hereunder by reason of illness, accident or other physical or mental disability for a continuous period of at least three (3) months or an aggregate of nine (9) months during any continuous eighteen (18) month period (“Disability”);

C. voluntary resignation by Employee; or

D. termination by the Company with Cause, where “Cause” shall mean: (i) final non-appealable adjudication of Employee of a felony, which would have a material or adverse effect on the business of the Company; or (ii) the determination of the Board (other than Employee) that Employee has engaged in intentional misconduct or the gross neglect of his duties, which has a continuing material adverse effect on the business of the Company; or

E. termination by the Company for any reason other than Cause.

Any termination pursuant to subparagraph B, C, D or E of this Section shall be communicated by a written notice (“Notice of Termination”), such notice to set forth with specificity the grounds for termination if termination is for “Cause”.  Employee’s employment under this Agreement shall be deemed to have terminated as follows: (i) if Employee’s employment is terminated pursuant to subparagraph A above, on the date of his death; (ii) if Employee’s employment is terminated pursuant to subparagraph B, D or E above, on the date the Notice of Termination is received by Employee; and (iii) if Employee’s employment is terminated pursuant to subparagraph C above, thirty (30) days after the date on which the Company receives Notice of Termination from Employee. The date on which termination is deemed to have occurred pursuant to this paragraph is hereinafter referred to as the “Date of Termination”. If the Notice of Termination is sent to Employee by Company, then it shall be sent to Employee pursuant to the terms set forth in Section 14 of this Agreement.

6. PAYMENTS ON TERMINATION. In the event that Employee’s employment is terminated pursuant to Sections 5 A, B, or E above, the Company shall pay to Employee and or his estate, (i) all of the Compensation Benefits Employee is entitled to through the Date of Termination and (ii) all Incentive Compensation, benefits and other compensation, if any, due and owing as of the Date of Termination.

LIFE INSURANCE. If requested by the Company, Employee shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company to obtain life insurance on the life of Employee for the benefit of the Company.

7. REPRESENTATIONS AND WARRANTIES. Employee represents and warrants to the Company that he is under no contractual or other restriction or obligation that would prevent the performance of his duties hereunder or interfere with the rights of the Company hereunder.

8. DISCLOSURE AND PROTECTION OF CONFIDENTIAL INFORMATION.

A. For purposes of this Agreement, “Confidential Information” means knowledge, information and material which is proprietary to the Company, of which Employee may obtain knowledge or access through or as a result of his employment by the Company (including information conceived, originated, discovered or developed in whole or in part by Employee).  Confidential Information includes, but is not limited to, (i) technical knowledge, information and material such as trade secrets, processes, formulas, data, know-how, improvements, inventions, computer programs, drawings, patents, and experimental and development work techniques, and (ii) marketing and other information, such as supplier lists, customer lists, marketing and business plans, business or technical needs of customers, consultants, licensees or suppliers and their methods of doing business, arrangements with customers, consultants, licensees or suppliers, manuals and personnel records or data.  Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company.  Notwithstanding the foregoing, any information which is or becomes available to the general public other than by breach of this Section 9 shall not constitute Confidential Information for purposes of this Agreement.

B. During the period in which the Employee is employed by the Company and for two (2) years thereafter, Employee agrees, to hold in confidence all Confidential Information and not to use such information for Employee’s own benefit or to reveal, report, publish, disclose or transfer, directly or indirectly, any Confidential Information to any person or entity, or to utilize any Confidential Information for any purpose, except in the course of Employee’s work for the Company or as required by law.

C. Employee will abide by any and all policies and procedures, whether formal or informal, that may from time to time be imposed by the Company for the protection of Confidential Information, and will inform the Company of any defects in, or improvements that could be made to, such policies and procedures.

D. Employee will notify the Company in writing immediately upon receipt of any subpoena, notice to produce, or other compulsory order or process of any court of law or government agency which requires or may require the disclosure or other transfer of Confidential Information.

E. Upon termination of Employee’s employment with the Company, Employee will deliver to the Company or destroy (at Employee’s election) any and all records and tangible property that contain Confidential Information that are in his possession or under his control.

9. COVENANT NOT TO COMPETE.

A. In consideration for the Company entering into this Agreement, Employee covenants and agrees that during the period in which the Employee is employed by the Company and for one (1) year thereafter, Employee will not, without the express prior written consent of the Company, directly or indirectly, compete with the business of the Company anywhere within the United States of America or

B. the Peoples Republic of China.  Employee will not undertake any activities that are competitive with or acquire interests in an entity which is competitive with the business of the Company, whether alone, as a partner, or as an officer, director, Employee, independent contractor, consultant or shareholder holding 5% or more of the outstanding voting stock of any other corporation, or as a trustee, fiduciary or other representative of any other person or entity.

C. During the period in which the Employee is employed by the Company and for one (1) year thereafter, Employee will not, directly or indirectly, solicit or induce any Employee of the Company or any Employee of a subsidiary of the Company to leave his or her employment, or solicit or induce any consultant or independent contractor to sever that person’s relationship with the Company.

D. If any court shall determine that the duration or geographical limit of any covenant contained in this Section 10 is unenforceable, it is the intention of the parties that covenant shall not be terminated but shall be deemed amended to the extent required to render it valid and enforceable, such amendment to apply only in the jurisdiction of the court that has made such adjudication.

E. Employee acknowledges and agrees that (i) the covenants contained in Sections 9 and 10 hereof are of the essence in this Agreement and that such covenants are reasonable and necessary to protect and preserve the interests, properties, and business of the Company, and (ii) irreparable loss and damage will be suffered by the Company should Employee breach any of such covenants.

10. AVAILABILITY OF INJUNCTIVE RELIEF. Employee acknowledges and agrees that any breach by him of the provisions of Sections 9 or 10 hereof will cause the Company irreparable injury and damage for which it cannot be adequately compensated in damages.  Employee therefore expressly agrees that the Company shall be entitled to seek injunctive and/or other equitable relief, on a temporary or permanent basis to prevent an anticipatory or continuing breach of this Agreement. Nothing herein shall be construed as a waiver by the Company of any right it may have or hereafter acquired to monetary damages by reason of any injury to its property, business or reputation or otherwise arising out of any wrongful act or omission of it.

11. SURVIVAL. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee’s termination of employment, irrespective of any investigation made by or on behalf of any party.

12. MODIFICATION. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

13. NOTICES. Any notice required or permitted hereunder shall be deemed validly given if delivered by hand, verified overnight delivery, or by first class, certified mail to the following addresses (or to such other address as the addressee shall notify in writing to the other party):

If to Employee                       Kexuan Yao
Suite 1706/A, Jincheng International Plaza
No 66 JinSan Road
Zhengzhou  Henan Province  450008

If to the Company:               One Waters Park Drive, Suite 98
San Mateo, CA 94403

INDEPENDENT COUNSEL.  The Company and Employee agree that each of them have been, or were advised and fully understand, that they are entitled to be represented by independent legal counsel with respect to all matters contemplated herein from the commencement of negotiations at all times through the execution hereof

14. WAIVER. Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers must be in writing.

15. BINDING EFFECT. The Company’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, and any attempt to do any of the foregoing shall be void. The provisions of this Agreement shall be binding upon the Employee and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company, its successors and assigns.

16. HEADINGS. The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

17. GOVERNING LAW; VENUE. The validity, construction and enforcement of, and the remedies under, this Agreement shall be governed in accordance with the laws of the State of New York, without giving effect to any choice of laws principles.

18. ENTIRE AGREEMENT. This writing constitutes the binding and entire agreement of the parties superseding and extinguishing all prior agreements or understandings regarding the subject matter hereof, and may not be modified without the written agreement by the parties.

19. INVALIDITY. The invalidity or unenforceability of any term of this Agreement shall not invalidate, make unenforceable or otherwise affect any other term of this Agreement, which shall remain in full force and effect.

20. ATTORNEYS’ FEES. Except for any disputes arising pursuant to Section 15 of this Agreement, if any dispute or litigation arises hereunder between any of the parties hereto, then the prevailing party shall be entitled to all reasonable costs and expenses incurred by it in connection therewith (including, without limitation, all reasonable attorneys’ fees and costs incurred before and at any trial or other proceeding and at all tribunal levels), as well as all other relief granted in any suit or other proceeding.

WITNESS WHEREOF, the parties have executed this Agreement as of the date first hereinabove written.

China Armco Metals, Inc.	Employee
/s/Kexaun Yao	/s/ Kexaun Yao
Name: Kexaun Yao	Name: Kexaun Yao
Title: Chief Executive Office, Chairman of the Board	Title